As filed with the Securities and Exchange Commission on August 2, 2000
                                        SEC Registration No. 333-______

                   U.S. SECURITIES AND EXCHANGE COMMISSION
                       FORM S-3 REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                       ODYSSEY MARINE EXPLORATION, INC.
             -----------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

           Nevada                                      84-1018684
----------------------------             ------------------------------------
(State or Other Jurisdiction             (IRS Employer Identification Number)
      of Incorporation)

              3507 Frontage Road, Suite 100, Tampa, Florida  33607
                              (813) 282-0855
         --------------------------------------------------------------
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                            John C. Morris, President
              3507 Frontage Road, Suite 100, Tampa, Florida  33607
                              (813) 282-0855
             ---------------------------------------------------------
             (Name, Address and Telephone Number of Agent for Service)

                                    Copy to:

                               Jon D. Sawyer, Esq.
                         Krys Boyle Freedman & Sawyer, P.C.
                     600 17th Street, Suite 2700 South Tower
                             Denver, Colorado  80202
                                 (303) 893-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ___

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: _X_

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

____________________________________________________________________________
                                     Proposed     Proposed
                                     Maximum      Maximum
Title of Each Class                  Offering     Aggregate     Amount of
of Securities to be  Amount to be    Price Per    Offering     Registration
    Registered       Registered      Unit         Price             Fee
____________________________________________________________________________

Common Stock, $.0001  3,945,018(1)   $.34375(2)  $1,356,100(2)  $358.01(3)
Par Value
_____________________________________________________________________________

(1) In accordance with Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminable number of shares of common stock, $.0001 par value, as may become issuable upon conversion of the series A convertible preferred stock and the exercise of the common stock purchase warrants to prevent dilution resulting from stock splits, stock dividends, and similar transactions in accordance with the terms of the series A convertible preferred stock and the common stock purchase warrants.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the closing bid and ask prices of the common stock as reported on the OTC Bulletin Board on August 1, 2000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS                    SUBJECT TO COMPLETION DATED AUGUST 2, 2000
------------------------------------------------------------------------------


The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.




                        ODYSSEY MARINE EXPLORATION, INC.


                        3,945,018 Shares of Common Stock


     The shares of common stock are being offered by certain selling shareholders.



     The common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board (Symbol: OMEX). On August 1, 2000 the closing bid and ask prices of the common stock were $0.3125 and $0.375, respectively.




     This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 4.



     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.









                                _______, 2000

                              TABLE OF CONTENTS

                                                                  PAGE

COMPANY SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . .   3

RISK FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . .   4

RECENT EVENTS . . . . . . . . . . . . . . . . . . . . . . . . . .   8

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . .   8

SELLING SHAREHOLDERS. . . . . . . . . . . . . . . . . . . . . . .   9

PLAN OF DISTRIBUTION. . . . . . . . . . . . . . . . . . . . . . .  14

DESCRIPTION OF SECURITIES . . . . . . . . . . . . . . . . . . . .  16

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . .  18

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE . . . . . . . .  18

                               COMPANY SUMMARY

     Odyssey is engaged in the business of conducting archaeologically sensitive recoveries of cargo and artifacts from various shipwrecks. We plan to produce revenue by exhibiting the artifacts and selling merchandise consisting of certain cargoes, replicas of the artifacts and general merchandise relating to the specific shipwrecks or the shipwreck business in general. In addition, we plan on producing revenue in the form of project sponsorships and through the sale of intellectual property rights.

     Odyssey is currently conducting search and identification operations on the Republic and Cambridge projects.

     The Cambridge Project is an expedition to locate, recover and market the artifacts and cargo of a large colonial warship, lost in a severe storm in the late 17th Century. Based on our research, we believe that there is a high probability that the ship was carrying a cargo of coins with a bullion value of between $20 and $75 million and a much higher potential numismatic value. This will depend on whether the specie referenced in research documents is gold or silver, its denomination and condition, and the method chosen for marketing.

     The Republic project is an attempt to locate, identify, recover, conserve and market the cargo of the Republic, a steam ship that sank after the Civil War. According to our research, the Republic's cargo included approximately 48,000 troy ounces of gold. While the bullion value is approximately $13 million, much of the gold may have been shipped as dust, nuggets, and privately minted coins and bars from the gold fields, potentially increasing the value of the cargo. Odyssey has reached an agreement with research and insurance interests that would give us 80% of any net revenue generated by the project.

     We conducted side scan operations on approximately 65% of the Republic project initial search area during June 2000, and intend to return to the search area in August or September if financing is available.

     This year's Cambridge search operations began on July 5, 2000 and logged over 30 dives to inspect anomalies. During ROV inspections, we located a number of shipwrecks, which were located in depths between 400 and 1000 meters. These shipwrecks ranged from ancient amphorae wrecks to modern steel vessels. Due to a failure of the ROV's scanning sonar, not all of the promising side scan targets could be inspected. When operations resume, these targets will be inspected and several shipwreck sites already located by Odyssey will be examined in greater detail. We anticipate receiving permission to recover some artifacts under the supervision of an archaeologist from at least one of the sites in order to determine its identity.

     Our corporate offices are located at 3507 Frontage Road, Suite 100, Tampa, Florida 33607. Our telephone number is (813) 282-0855.

                                  RISK FACTORS

     Investing in the shares is very risky. You should be able to bear a complete loss of your investment. In deciding whether to purchase the shares, you should carefully consider the following factors, among others, as well as information contained in this prospectus, our most recent annual report on Form 10-KSB, and the other documents incorporated by reference into this prospectus:

     OUR BUSINESS INVOLVES A HIGH LEVEL OF RISK.

     An investment in Odyssey is extremely speculative and of exceptionally high risk. Although we have access to a substantial amount of research and data which has been compiled regarding various projects, the quality and reliability of such research and data is unknown. Even if we are able to plan and obtain permits for our various projects, there is a possibility that the shipwrecks may have already been salvaged, or may not have had anything valuable on board at the time of the sinking. Even if objects of value are located and recovered, there is the possibility that our rights to the recovered objects will be challenged by others, including both private parties and governmental entities, asserting conflicting claims. Finally, even if we are successful in locating and retrieving objects from a shipwreck and establishing good title to them, there can be no assurance as to the value that such objects will bring at their sale as the market for such objects is very uncertain.

     WE HAVE EXPERIENCED SUBSTANTIAL LOSSES AND HAVE A STOCKHOLDERS'
DEFICIENCY.

     We have recorded substantial losses from our operations, and as of May 31, 2000, we had an accumulated deficit of approximately $5,000,000. In addition, our liabilities exceeded our assets by approximately $1,350,000. In order to continue in business, we will need to raise additional capital. We may be unable to raise sufficient additional capital on acceptable terms.

     WE NEED TO OBTAIN ADDITIONAL FINANCING TO CONDUCT ANY RECOVERY EFFORTS.

     Until we are able to generate revenues, we will need to obtain additional financing in order to continue the search, recovery and marketing phases of our projects. There is no assurance that we will be able to raise sufficient funds to continue our business.

     THE RESEARCH AND DATA WE USE MAY NOT BE RELIABLE.

     The success of a shipwreck project will be dependent to a substantial degree upon the research and data we have obtained. By its very nature, research and data regarding shipwrecks is imprecise, incomplete and unreliable. It is often composed of or affected by numerous assumptions, rumors, "legends," historical and scientific inaccuracies and inaccurate interpretations which have become a part of such research and data over time.

     WE WILL DEPEND ON OTHER COMPANIES TO LOCATE AND RECOVER SHIPWRECKS.

     Although we plan to contract with other parties who will be responsible for the location and recovery of shipwrecks, it is possible that we will have the primary responsibility for such location and recovery. While John C. Morris and Gregory P. Stemm, two of our officers, have experience in the location and recovery of shipwrecks, we do not currently own the equipment or employ the personnel that may be necessary for this type of work. If we have primary responsibility for search and recovery operations, we will be required to contract with others to supply personnel and equipment to complete the project. There can be no assurance that financing or third party contracts will be available to us. The specialized recovery equipment needed may not be available, and the cost of using such equipment is uncertain and will depend, in part, on the location and condition of the wreckage to be recovered.

     RECOVERY EFFORTS MAY BE AFFECTED BY NATURAL HAZARDS.

     Underwater recovery operations are inherently difficult and dangerous and may be delayed or suspended by weather, sea conditions or other natural hazards. Further, such operations may be undertaken more safely during certain months of the year than others. There can be no assurances that we or the entities we are affiliated with will be able to conduct search and recovery operations only during such favorable periods. In addition, even though sea conditions in a particular search location may be somewhat predictable, the possibility exits that unexpected conditions may occur and adversely affect the Company's operations. It is also possible that natural hazards may prevent or significantly delay search and recovery operations.

     WE MAY BE UNABLE TO ESTABLISH OUR RIGHTS TO ANY OBJECTS WE RECOVER.

     Persons and entities other than Odyssey and entities we are affiliated with (both private and governmental) may claim title to the shipwrecks. Even if we are successful in locating and recovering shipwrecks, there is no assurance that we will be able to establish our right to property recovered against governmental entities, prior owners, or other attempted salvors claiming an interest therein. In such an event, we could spend a great deal of money and receive no revenues for our work.

     THE MARKET FOR ANY OBJECTS WE RECOVER IS UNCERTAIN.

     Even if valuable items can be located and recovered, it is difficult to predict the price that might be realized for such items. The value of recovered items will fluctuate with the precious metals market, which has been highly volatile in recent years. In addition, the entrance on the market of a large supply of similar items from shipwrecks located and recovered by others could depress the market for these items.

     WE COULD EXPERIENCE DELAYS IN THE DISPOSITION OR SALE OF RECOVERED
OBJECTS.

     The methods and channels which may be used in the disposition or sale of recovered items are uncertain at present and may include several alternatives. Ready access to buyers for any artifacts or other valuable items recovered cannot be assured. Delays in the disposition of such items could adversely affect our cash flow.

     OBJECTS WE RECOVER COULD BE STOLEN FROM US.

     If we locate a shipwreck and assert a valid claim to items of value, there is a risk of theft of such items at sea, both before and after their recovery, by "pirates" or poachers and while in transit to a safe destination. Such thefts may not be adequately covered by insurance.

     WE FACE COMPETITION FROM OTHERS.

     There are a number of competing entities engaged in various aspects of the shipwreck business. One or more of these competing entities may locate and recover a shipwreck that we intend to locate and recover. In addition, these competing entities may be better capitalized and may have greater resources to devote to their pursuit of the shipwreck.

     WE MAY BE UNABLE TO GET PERMISSION TO CONDUCT SALVAGE OPERATIONS.

     It is possible that we will not be successful in obtaining title to, or permission to excavate certain wrecks. In addition, permits which are sought for the projects may never be issued, and if issued, may not be legal or honored by the entities which issued them.

     OUR MANAGEMENT CONTROLS A MAJORITY OF OUR SHARES.

     Our current executive officers and directors own beneficially approximately 50% of our outstanding common stock. Accordingly, the current executive officers and directors will continue to have the ability to significantly influence the election of directors and other matters presented to a vote of shareholders.

     THERE IS ONLY A LIMITED PUBLIC MARKET FOR OUR SHARES.

     Although there is a limited market for our common stock, there can be no assurance that such a market can be sustained. The investment community could show little or no interest in Odyssey in the future. As a result, purchasers of the shares may have difficulty in selling such shares should they desire to do so. Our common stock currently trades on the OTC Bulletin Board.

     TRADING IN OUR SHARES MAY BE LIMITED BY THE "PENNY-STOCK" RULES.

     Our shares may be subject to a rule that imposes additional sales practice requirements on brokers who sell such shares to persons other than established customers (as defined in the rule) and accredited investors (generally, institutions and, for individuals, an investor with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with such investor's spouse). For transactions covered by this rule, the broker must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to the purchase. Consequently, many brokers may be unwilling to engage in transactions in our shares because of the added disclosure requirements. This would make it more difficult for shareholders to resell common stock in the market.

     OUR ARTICLES OF INCORPORATION AUTHORIZE GENERIC PREFERRED STOCK.

     Our articles of incorporation authorize the issuance of up to 10,000,000 shares of preferred stock. The Board of Directors has the right to establish the terms, preference, rights and restrictions of the preferred stock. Such preferred stock could be issued with terms, rights, preferences and restrictions that could discourage other persons from attempting to acquire control and thereby insulate incumbent management. In certain circumstances, the existence of corporate devices that would inhibit or discourage takeover attempts could have a negative effect on the market value of our common stock.

                               USE OF PROCEEDS

     Odyssey will not receive any proceeds from the sale of the common stock by the selling shareholders.

     To the extent that any of the warrants held by the selling shareholders are exercised, up to approximately $2,421,000 may be received by Odyssey. Any net proceeds received from the exercise of the warrants will be used for general corporate purposes.

                            SELLING SHAREHOLDERS

     The securities being offered hereby are 3,945,018 shares being offered for resale by certain shareholders. Of those shares, 1,931,185 are currently held by the selling shareholders. Up to 712,500 shares are issuable upon the conversion of preferred stock held by the selling shareholders. Up to 1,301,333 shares are issuable upon exercise of warrants held by the selling shareholders. The shares are being offered for the account of the shareholders in the table below and their donees or pledgees.

     The following table sets forth information concerning the selling shareholders, including:

     * the maximum number of shares issuable upon conversion of preferred stock;

     *  the number of shares issuable upon exercise of warrants;

     *  the number of shares offered by each selling shareholder.

Odyssey has no knowledge of the intentions of any selling shareholder to actually sell any of the securities listed under the columns "Shares Offered." There are no material relationships between any of the selling shareholders and Odyssey other than as disclosed below.

                                     Beneficial Ownership Before Offering
                               ----------------------------------------------
                                            Shares
                               Number of    Issuable    Shares
                                Shares     on Conver-  Issuable
                               Currently    sion of    on Exer-
                               Held to be  Preferred   cise of     Shares
Selling Shareholder             Offered      Stock     Warrants    Offered
-------------------            ----------  ---------   ---------  ----------

deJong & Associates               25,000        --        75,000     100,000
Bruce Gasarch                    490,774        --          --       490,774
Robert Stemm                     151,548        --        87,500     239,048
Ira Russack                      233,863        --        70,000     303,863
Donald H. Kagin                  240,000        --       240,000     480,000
Andrew Lustig                    100,000        --       100,000     200,000
Bleu Ridge Consultants, Inc.
 Profit Sharing Plan             120,000        --       120,000     240,000
Richard A. Pawliger               50,000        --        50,000     100,000
Neal J. Fink, Co-Trustee of
 Adele S. Fisk Revocable
 Trust No. 2                      30,000      37,500      45,000     112,500
John V. Whitman, Custodian
 for Meaghan E. Butler            83,333        --          --        83,333
John V. Whitman, Custodian
 for Sarah E. Whitman             83,334        --          --        83,334
Michael D. Butler                 83,333        --          --        83,333
Zenaide Moraes                      --          --         8,333       8,333
Olive Morris                        --          --        40,000      40,000
Charitable Remainder Trust
 of Timothy J. Brasel               --        75,000      75,500     150,500
James E. Cooke                      --          --        60,000      60,000
Community National Bank,
 Custodian for Michael
 Crisfasi                           --        75,000      30,000     105,000
Richard M. Gawlik                   --        37,500      15,000      52,500

Thomas L. McCaffrey                 --        75,000      30,000     105,000
Canyon Group, LLC                 20,000      37,500      35,000      92,500
Commerce Bank, N.A., Trustee
 for Leslie M. Davis Rollover
 IRA                                --        75,000      30,000     105,000
Jon D. Sawyer                       --        37,500      15,000      52,500
Steve Simpson                       --        37,500      15,000      52,500
Farrington LLP                      --        37,500      15,000      52,500
Jeffrey Miller                      --        75,000      30,000     105,000
Tom Boltres                         --        30,000      12,000      42,000
Jan Boltres                         --        45,000      18,000      63,000
Wally Copeland                      --        37,500      15,000      52,500
J.J. Peirce                       20,000        --        20,000      40,000
Michael Crifasi                   20,000        --        20,000      40,000
Q & S Enterprises, Inc           150,000        --           --      150,000
Thomas S. Soder                   30,000        --        30,000      60,000
                               ---------   ---------   ---------   ---------
     Total                     1,931,185     712,500   1,301,333   3,945,018


     The beneficial ownership of the selling shareholders after the offering would be zero, except for the following persons:

                                               Beneficial Ownership After Offering
                                                    (As of July 31, 2000)
                                -------------------------------------------------------
                                           Shares
                                           Issuable
                                           on Conver-    Shares      Shares
                               Number of    sion of     Issuable    Benefic-
                                Shares    Revenue Par-  on Conver-   ially      Percent
                               Currently  ticipation     sion of   Owned After    of
Selling Shareholder              Held     Certificates    Notes     Offering     Class
-------------------            ---------  ------------  ---------  -----------  -------
Bruce Gasarch                       --         8,334        --         8,334      0.1%
Robert Stemm                      35,000        --        93,518     128,518      0.1%
Ira Russack                                   20,835        --        20,835      0.1%
Bleu Ridge Consultants, Inc.
 Profit Sharing Plan              20,000       1,667        --        21,667      0.2%
Zenaide Moraes                      --         8,334        --         8,334      0.1%
Charitable Remainder Trust
 of Timothy J. Brasel              6,812       6,667     131,238     144,717      1.1%
James E. Cooke                    31,885       4,167        --        36,052      0.3%
Richard M. Gawlik                   --         8,334        --         8,334      0.1%
Canyon Group, LLC                307,050        --          --       307,050      2.2%
J.J. Peirce                       61,480        --          --        61,480      0.5%
Jon D. Sawyer                     38,627        --          --        38,627      0.3%

     The information concerning the selling shareholders may change from time to time and will be set forth in supplements to this prospectus.

                              PLAN OF DISTRIBUTION

     The purpose of this prospectus is to permit the selling shareholders to offer and sell up to 3,945,018 shares at such times and at such places as they choose. The decision to convert preferred stock into shares, to exercise warrants, or to sell any shares, is within the sole discretion of the holders thereof.

     The distribution of the shares by selling shareholders may be effected from time to time in one or more transactions. Any of the shares may be offered for sale, from time to time, by the selling shareholders, or by permitted transferees or successors of the selling shareholders, in the over-the-counter market, or otherwise, at prices and on terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or in negotiated transactions at negotiated prices or otherwise. The securities may be sold by one or more of the following:

     *  Through underwriters, or through underwriting syndicates.

     * Through one or more dealers or agents (which may include one or more underwriters), including, but not limited to:

          a. Block trades in which the broker or dealer act as principal to facilitate the transactions.

          b. Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus.

          c.   Ordinary brokerage transactions.

          d.   Transactions in which the broker solicits purchasers.

     *  Directly to one or more purchasers

     *  A combination of these methods.

     The names of any underwriters or agents involved in the sale of the securities will be set forth in a prospectus supplement.

     In connection with the distribution of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also sell shares short and redeliver the shares to close out such short positions. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the securities, which shares such broker-dealers or financial institutions may resell pursuant to this prospectus, as supplemented or amended to reflect this transaction. The selling shareholders may also pledge the securities registered hereunder to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus, as supplemented or amended to reflect such transaction. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     The selling shareholders or their underwriters, dealers or agents may sell the securities to or through underwriters, dealers or agents, and such underwriters, dealers or agents may receive compensation in the form of discounts or concessions allowed or reallowed. Underwriters, dealers, brokers or other agents engaged by the selling shareholders may arrange for other such persons to participate. Any fixed public offering price and any discounts and concessions may be changed from time to time. Underwriters, dealers and agents who participate in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them or any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions thereunder. The proposed amounts of securities, if any, to be purchased by underwriters and the compensation, if any, of underwriters, dealers or agents will be set forth in a prospectus supplement.

     Unless granted an exemption by the Commission from Rule 10b-6 under the Exchange Act, or unless otherwise permitted under Rule 10b-6A, the selling shareholders will not engage in any stabilization activity in connection with the Company's securities, will furnish each broker or dealer engaged by the selling shareholders and each other participating broker or dealer the number of copies of this prospectus required by such broker or dealer, and will not bid for or purchase any securities of the Company or attempt to induce any person to purchase any of the securities other than as permitted under the Exchange Act.

     Odyssey will not receive any proceeds from any sales of the securities, but will receive the proceeds from any exercise of the warrants held by the selling shareholders. Such proceeds, if any, will be used for general corporate purposes.

     Odyssey shall use its best efforts to prepare and file with the Commission such amendments and supplements to the registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by the registration statement for the period required to effect the distribution of such securities.

     Odyssey is paying certain expenses (other than commissions and discounts of underwriters, dealers or agents) incident to the offering and sale of the securities to the public, which are estimated to be approximately $5,000. If Odyssey is required to update this prospectus during such period, it may incur additional expenses in excess of the amount estimated above.

     In order to comply with certain states' securities laws, if applicable, the securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the securities may not be sold unless they have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

                            DESCRIPTION OF SECURITIES

     Odyssey has 110,000,000 authorized shares of stock, consisting of 100,000,000 shares of common stock, having a par value of $.0001 per share, and 10,000,000 shares of preferred stock, having a par value of $.0001 per share.

COMMON STOCK

     As of July 31, 2000, there were 13,579,421 shares of common stock outstanding. All such outstanding shares of common stock are fully paid and nonassessable. Each share of common stock has an equal and ratable right to receive dividends when declared by the Board of Directors of Odyssey out of assets legally available for that purpose and subject to the dividend obligations of Odyssey to holders of any preferred stock then outstanding.

     In the event of a liquidation, dissolution or winding up of Odyssey, the holders of common stock are entitled to share equally and ratably in the assets available for distribution after payment of all liabilities, and subject to any prior rights of any holders of preferred stock outstanding at that time.

     The holders of common stock have no preemptive, subscription, conversion or redemption rights, and are not subject to further calls or assessments of Odyssey. Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of stockholders. Cumulative voting in the election of directors is not permitted.

PREFERRED STOCK

     Preferred stock may be issued from time to time in one or more series, and the board of directors, without further approval of the stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine such rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under some circumstances, make it more difficult for a third party to gain control of Odyssey.

     As of July 26, 2000 Odyssey had 190,000 shares of preferred stock outstanding, which shares have been designated series A convertible preferred stock. Each share of preferred stock is convertible into the number of shares of common stock determined by dividing $1.50 by the conversion price. The conversion price is the lesser of $1.50 or 85% of the average closing bid price for the ten (10) consecutive trading days immediately prior to the date of conversion. However, the maximum number of shares of common stock to be issued on conversion of the series A preferred stock shall not exceed 3.75 shares of common stock per share of series A preferred stock. In the event of a liquidation of Odyssey, holders of preferred stock are entitled to receive $1.50 per share prior to any distributions to be made to holders of common stock. The preferred stock is redeemable on at least 45 days' notice at $2.00 per share in the event that the closing bid price of the common stock exceeds $5.00 per share for 20 of 30 consecutive trading days ending not more than five days prior to the mailing of the notice. Holders of preferred stock are entitled to vote together with the holders of common stock.

     No other series of preferred stock has been designated by Odyssey.

WARRANTS

     Odyssey is registering the common stock issuable upon the exercise of certain warrants pursuant to the registration statement of which this prospectus is a part.

     PRIVATE PLACEMENT WARRANTS

     As part of a private placement that was completed in July 2000, Odyssey issued warrants to purchase 285,000 shares of common stock. The warrants give the holders the right to purchase shares of common stock at $1.25 per share until December 1, 2000, and at $2.50 per share thereafter. These warrants are exercisable until March 31, 2002.

     SERIES A AND SERIES B WARRANTS

     In connection with the sale of the series A preferred stock in 1999, Odyssey issued class A warrants to purchase 190,000 shares of common stock at $3.50 per share and class B warrants to purchase 95,000 shares at $2.00 per share. These warrants expire on July 31, 2002. The class A and class B warrants are redeemable under certain circumstances.

     LOAN AND LOAN EXTENSION WARRANTS

     In connection with various loans and loan extensions Odyssey has obtained, Odyssey has issued warrants to purchase an aggregate of 181,333 shares of common stock at prices of $0.30 to $3.00 per share. These warrants have various expiration dates and are not redeemable.

     CONSULTANT'S WARRANTS

     In connection with a consulting agreement, Odyssey has issued de Jong & Associates warrants to purchase 75,000 shares of common stock at $.68 per share. These warrants are subject to a vesting schedule and expire on May 1, 2003.

OTHER CONVERTIBLE SECURITIES OUTSTANDING

     In addition to the preferred stock and warrants described above, Odyssey has outstanding securities which are convertible into shares of common stock as described below. The shares issuable on the conversion of these securities are not being registered for resale.

     CAMBRIDGE REVENUE PARTICIPATION CERTIFICATES

     In June 1998, Odyssey sold $825,000 in revenue participation certificates for its Cambridge project, which are convertible into a total of 275,000 shares of common stock on the basis of one share for each $3.00 so converted. The option to convert expires on December 31, 2001.

CONVERTIBLE NOTES

     Odyssey currently has outstanding promissory notes which are convertible into shares of common stock. As of July 31, 2000, a total of $184,769 in principal and interest under such notes is convertible into common stock at conversion prices ranging from $.24 to $.50 per share. As of July 31, 2000, these notes are convertible into a total of 516,613 shares of common stock.

                                LEGAL MATTERS

     The legality of the shares offered hereby are being passed upon for Odyssey by Krys Boyle Freedman & Sawyer, P.C., 600 17th Street, Suite 2700 South, Denver, Colorado 80202. Jon D. Sawyer, a shareholder in Krys Boyle Freedman & Sawyer, P.C., beneficially owns 100,784 shares of Odyssey's common stock, which shares are being offered for resale by this prospectus.

                                    EXPERTS

     The financial statements incorporated by reference in this prospectus have been audited by Giunta, Ferlita & Walsh, P.A., independent certified public accountants, to the extent and for the periods set forth in their report, incorporated by reference herein, and are incorporated herein in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by Odyssey with the Commission are incorporated herein by reference:

     (a) Odyssey's annual report on Form 10-KSB for the fiscal year ended February 29, 2000 (SEC File No. 0-26136.)

     (b) Odyssey's quarterly report on Form 10-QSB for the quarter ended May 31, 2000 (SEC File No. 0-26136).

     (c) The description of Odyssey's shares contained in the registration statement on Form 8-A (SEC File No. 0-26136) filed on May 24, 1995.

     All reports and other documents subsequently filed by Odyssey with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities covered by this prospectus have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

                            AVAILABLE INFORMATION

     Odyssey is subject to certain informational reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Securities and Exchange Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024 of the SEC's office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549, and at its regional offices located at 7 World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such reports, proxy statements and other information can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549 at prescribed rates. The SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically. Additional updating information with respect to the securities covered herein may be provided in the future to purchasers by means of appendices to this prospectus.

     Odyssey has filed with the SEC in Washington, DC a registration statement under the 1933 Act with respect to the securities offered or to be offered hereby. This prospectus does not contain all of the information included in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. For further information about Odyssey and the securities offered hereby, reference is made to the registration statement and the exhibits thereto. The registration statement has been filed electronically through the SEC's Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the SEC's Web site (http://www.sec.gov.).

     Odyssey will provide without charge to each person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any document incorporated herein by reference, excluding exhibits.
Requests should be made to Odyssey, 3507 Frontage Road, Suite 100, Tampa, Florida 33607, telephone (813) 282-0855, and directed to the attention of John C. Morris, President.

               PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following expenses incurred in connection with the sale of the securities being registered will be borne by the Registrant. Other than the registration fee, the amounts stated are estimates.

          Registration Fees . . . . . . . . . . . . . .  $  358
          Legal Fees and Expenses . . . . . . . . . . .   3,000
          Accounting Fees and Expenses. . . . . . . . .   1,000
          Miscellaneous . . . . . . . . . . . . . . . .     642
                                                         ------
              TOTAL . . . . . . . . . . . . . . . . . .  $5,000
                                                         ======

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     The only statute, charter provision, bylaw, contract, or other arrange-ment under which any controlling person, director or officer of Odyssey is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

     (a) Subsection (1) of Section 78.751 of the Nevada Corporation Law empowers a corporation to "indemnify any person who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful."

     Subsection (2) of Section 78.751 empowers a corporation to "indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnify for such expenses as the court deems proper."

     Subsection 78.751(3) further provides that "to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter herein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

     (b) Article VII of Odyssey's Articles of Incorporation provides that Odyssey is authorized to indemnify directors, officers, employees and agents to the full extent allowed for under the Nevada Business Corporation Act.

     (c) Article XI of the Articles of Incorporation of Odyssey provides that no director, officer or stockholder of Odyssey shall be personally liable for damages for breach of fiduciary duty as a director or officer; provided, that this provision shall not eliminate liability of a director or officer for acts or omissions involving intentional misconduct, fraud or a knowing violation of law or payments or distributions in violation of Nevada law.

ITEM 16.  EXHIBITS.

Exhibit
Number    Description                         Location
-------   -----------                         ---------

  3.1     Articles of Incorporation           Incorporated by reference to
                                              Exhibit 4.1 to the Company's
                                              Form S-8 Registration Statement
                                              (File No. 333-50325)

  3.2     Bylaws                              Incorporated by reference to
                                              Exhibit 4.2 to the Company's
                                              Form S-8 Registration Statement
                                              (File No. 333-50325)

  3.3     Certificate of Designation          Filed herewith electronically
          for Series A Convertible
          Preferred Stock

  5       Opinion of Krys Boyle Freedman &    Filed herewith electronically
          Sawyer, P.C., with respect to
          the legality of the securities
          being registered

 23.1     Consent of Giunta, Ferlita &        Filed herewith electronically
          Walsh, P.A., Independent
          Certified Public Accountants

 23.2     Consent of Krys Boyle Freedman &    Included in Exhibit No. 5
          Sawyer, P.C.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

          (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ([Section] 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Odyssey pursuant to Section 13 or
Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of Odyssey's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of Odyssey pursuant to the foregoing provisions, or otherwise, Odyssey has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Odyssey of expenses incurred or paid by a director, officer or controlling person of Odyssey in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Odyssey will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, hereunto duly authorized, in Tampa, Florida, on August 1, 2000.

                                   ODYSSEY MARINE EXPLORATION, INC.



                                   By:/s/ John C. Morris
                                      John C. Morris, President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

        SIGNATURES                        TITLE                     DATE



/s/ John C. Morris             President and Chairman          August 1, 2000
John C. Morris                 of the Board of Directors


/s/ Gregory P. Stemm           Vice President and              August 1, 2000
Gregory P. Stemm               Director



/s/ David A. Morris            Secretary and Treasurer         August 1, 2000
David A. Morris                (Principal Accounting Officer)



/s/ William C. Callari         Director                        August 1, 2000
William C. Callari



/s/ Gerald Goodman             Director                        August 1, 2000
Gerald Goodman



/s/ E. Eugene Cooke            Director                        August 1, 2000
E. Eugene Cooke



/s/ Brad Baker                 Director                        August 1, 2000
Brad Baker